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EXHIBIT (a)(1)(x)

Internal Post

To: [Name of IDT Employee]
From: Dorene Hayes, Stock Administrator

Dear IDT Employee:

        Unfortunately, your Election Concerning Exchange of Stock Options form regarding the Stock Option Exchange Program was either inaccurate or incomplete because of                         . It therefore was not accepted by IDT. If you wish to exchange any of your eligible stock options, you must submit a new Election Concerning Exchange of Stock Options form, listing the options you elect to have exchanged and cancelled. A blank form is attached. I must be in receipt of a completed election form before 9:00 a.m. Pacific Time on December 6, 2002, unless the offer is extended. If we do not receive an accurate and complete election form from you before the deadline, all existing stock options held by you will remain intact at their original terms, including the existing exercise price, vesting schedule and expiration date.

        If you have any questions, please reply to me at (408) 654-6618.

        Thank you.

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  EXHIBIT (a)(1)(x)